EXHIBIT 5.1
November 7, 2008
Trident Bancshares, Inc.
4151 Ashford Dunwoody Road, Suite 660
Atlanta, GA 30319
Ladies and Gentlemen:
     We have acted as counsel to Trident Bancshares, Inc., a Georgia corporation (the “Company”) in connection with its filing of a registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, covering the offering of: (i) up to 2,000,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”); (ii) up to 1,000,000 shares of the Company’s series A preferred stock, $0.01 par value (the “Preferred Stock”); (iii) up to 400,000 subscriber warrants to purchase common stock (the “Subscriber Common Warrants”); (iv) up to 200,000 subscriber warrants to purchase series A preferred stock (the “Subscriber Preferred Warrants”); (v) up to 385,000 organizer warrants to purchase common stock (the “Organizer Warrants”); and (vi) up to 6,000 consultant warrants to purchase common stock (the “Consultant Warrants”) (the Common Stock, the Preferred Stock, the Subscriber Common Warrants, the Subscriber Preferred Warrants, the Organizer Warrants and the Consultant Warrants are collectively referred to as the “Securities”). In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the documents and corporate records relating to the authorization, issuance and sale of the Securities and have made such other investigation as we have deemed appropriate and relevant in order to furnish the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to questions of fact material and relevant to our opinion, where such facts were not independently verified by us, we have relied, to the extent we deemed such reliance proper, upon certificates or representations of officers and representatives of the Company and appropriate federal, state and local officials. The opinions set forth herein are limited to the laws of the State of Georgia and applicable federal laws.
     Based upon the foregoing, we are of the opinion that (i) the Securities, when issued and delivered as described in the Registration Statement (in the form declared effective by the U.S. Securities and Exchange Commission), will be legally issued, fully paid and non-assessable; and (ii) the Subscriber Common Warrants, the Subscriber Preferred Warrants, the Organizer Warrants and the Consultant Warrants to be issued will be legal, binding obligations of the Company under state contract law governing the respective warrant agreement.
     This opinion is being rendered to be effective as of the effective date of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus that is contained in the Registration Statement.

Sincerely yours, MILLER & MARTIN PLLC
/s/ Michael P. Marshall, Jr.
Member